TD WATERHOUSE PLUS FUNDS, INC.

Money Market Plus Portfolio

IMPORTANT PROXY NEWS REGARDING
SPECIAL MEETING OF STOCKHOLDERS
FEBRUARY 22, 2006

Dear Shareholder:

While we recently mailed proxy information to you, it has come to our attention that we have not yet received your vote. Votes of additional shareholders are urgently needed before the Fund can hold its meeting.

YOUR VOTE IS IMPORTANT. Your vote will help your fund to hold this meeting and avoid the cost of additional solicitation, so we urge you to vote your proxy now. You and all other shareholders will benefit from your cooperation.

After careful review, your fund’s Board has approved the proposal detailed in the proxy statement and urges you to vote “FOR” the proposal. We have retained a professional proxy solicitation firm, Computershare Fund Services (“CFS”), to assist you with any questions regarding the meeting agenda. Please call CFS toll-free at 1-866-761-9142 if you should have any questions. Thank you for your attention to this matter.

For your convenience, please utilize one of the easy methods below to register your vote:

By Touch-tone Phone
Dial the toll-free number found on your voting instruction form and follow the simple instructions.

By Internet.
Visit http://www.proxyvote.com and enter the 12-digit control number located on your voting instruction form.

By Mail.
Simply return your executed proxy in the enclosed postage-paid envelope. However, due to the short time frame until the meeting, please try to utilize one of the above two options to register your vote so it may be received in time for the meeting.

PLEASE DON’T HESITATE. PLEASE VOTE TODAY.